Exhibit 99.1

SUPERVALU ADDS JAMES WEIDENHEIMER AS EXECUTIVE VICE PRESIDENT, CORPORATE DEVELOPMENT AND CHIEF INNOVATION OFFICER
Company announces additional executive role changes and renaming of
Independent Business segment to Wholesale

MINNEAPOLIS, MN - (April 19, 2016) -- SUPERVALU INC. (NYSE: SVU) today announced that veteran wholesale executive James Weidenheimer, 57, has been named to the newly-created position of Executive Vice President, Corporate Development and Chief Innovation Officer, reporting to SUPERVALU President and Chief Executive Officer Mark Gross. Weidenheimer joins the Company after having spent the last 16 years in senior leadership positions with C&S Wholesale Grocers. He is expected to start in his new role by April 25, 2016.
In this position, Weidenheimer will work closely with SUPERVALU’s Wholesale and Retail teams to develop and execute on market opportunities, including new business development, cross-channel merchandising and promotions, and integration of logistical/delivery solutions for key SUPERVALU customers.
“I’m thrilled that Jim will be joining SUPERVALU and serving on our executive leadership team,” said Gross. “Jim and I have worked together in different capacities over the past 20 years.  Jim has a wealth of industry knowledge and extensive expertise in procurement, distribution and logistics and is able to draw on all this experience when considering how to best structure new offerings for a customer. I’m confident that he’ll bring instant credibility to this role and innovation to our business.  We believe there are significant opportunities to grow our business with existing customers and also to add new ones and Jim will be an excellent addition to help us achieve these goals.”
Weidenheimer’s background includes serving as Senior Vice President of Corporate Development for C&S Wholesale Grocers from 2008 to January 2016 when he retired from C&S. Prior to C&S, Weidenheimer served as Vice President and Chief Financial Officer for the wholesale division of Richfood Holdings. He holds a bachelor’s degree from the University of Kansas.
SUPERVALU today also announced additional changes to Gross’s executive leadership team. Bruce Besanko, the Company’s Executive Vice President and Chief Operating Officer, has added the responsibilities of Chief Financial Officer, a position he held from August 2013 to October 2015. In his role as both Chief Operating Officer and Chief Financial Officer, Besanko will continue to oversee SUPERVALU’s five regional Retail banners, the Company’s merchandising, marketing and pharmacy functions, and the Finance function, as well as add oversight of SUPERVALU’s Human Resources function.  Additionally, the Company announced that Susan Grafton will serve in the position of Senior Vice President, Finance, and Chief Accounting Officer, reporting to Besanko. Grafton will oversee accounting and certain finance functions. These changes to Besanko’s and Grafton’s roles are effective immediately.
The Company also announced the renaming of its Independent Business segment to Wholesale, as wholesale serves as this segment’s primary function, which is to distribute consumable products to retail stores for final sale. Mike Stigers, Executive Vice President, Wholesale, will continue to lead this renamed segment and will report directly to Gross.

“I’m very thankful to have a smart, highly-driven team of executives who have helped me quickly assimilate into my role with SUPERVALU,” said Gross. “I value their contributions and I’m pleased they will be a part of helping me drive the growth of this Company going forward.”
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $18 billion. SUPERVALU serves customers across the United States through a network of 3,407 stores composed of 1,871 independent stores serviced primarily by the Company’s food distribution business; 1,336 Save-A-Lot stores, of which 883 are operated by licensee owners; and 200 traditional retail grocery stores (store counts as of December 5, 2015). Headquartered in Minnesota, SUPERVALU has approximately 40,000 employees. For more information about SUPERVALU visit www.supervalu.com.

INVESTOR CONTACT:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

MEDIA CONTACT:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com